Exhibit 99.1

Helius Medical Technologies, Inc.

Unaudited Condensed Interim Consolidated Balance Sheet

The unaudited balance sheet has been filed in order to show compliance with the Nasdaq requirement that the Company maintain a minimum stockholders' equity of $2.5 million for continued listing. The unaudited balance sheet presents the Company’s balance sheet as June 17, 2025 and gives effect to the Company’s public offering that closed on June 6, 2025, as adjusted for the cashless exercise of all warrants issued in the offering.

The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the balance sheet set forth below. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the balance sheet set forth below.

(in thousands, except share data)

June 17, 2025
ASSETS
Current assets
Cash and cash equivalents	$6,414
Other receivables	84
Inventory, net	1,143
Prepaid expenses and other current assets	512
Total current assets	8,153
Property and equipment, net	93
Total assets	$8,246
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$858
Accrued and other current liabilities	712
Current portion of deferred revenue	42
Total current liabilities	1,612
Deferred revenue, net of current portion	66
Derivative liability	7
Total liabilities	1,685
Stockholders' equity
Class A common stock, $0.001 par value; 800,000,000 shares authorized; 34,913,081 shares issued and outstanding as of June 17, 2025	35
Additional paid-in capital	184,939
Accumulated deficit	(178,043)
Accumulated other comprehensive loss	(370)
Total stockholders' equity	6,561
Total liabilities and stockholders' equity	$8,246